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                                                                    EXHIBIT 12
                           WEIRTON STEEL CORPORATION
                      STATEMENT REGARDING COMPUTATION OF
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES


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                                         Six Months Ended,
(In Thousands of Dollars)                    June 30,                                Year Ended December 31,
                                     -------------------------------------------------------------------------------------------



                                        1995          1994         1994          1993          1992         1991          1990
                                        ----          ----         ----          ----          ----         ----          ----
                                            (Unaudited)

Amortization of debt discount         $    898       $ 1,255      $  2,509      $  1,965       $   113     $    101      $     95
Portion of rentals representing
interest                                 1,117         1,117         2,235         2,449         2,118        2,140         1,711
Interest expense                        21,538        26,047        49,999        52,802        46,951       45,579        39,090
Combined fixed charges                $ 23,553      $ 28,419      $ 54,743      $ 57,216      $ 49,182      $47,820      $ 40,896
                                        ======        ======        ======        ======        ======       ======        ======
Earnings - pretax income with
applicable adjustments                $ 78,815      $ 54,958     $ 101,209      $  1,054      $    212     $(41,428)     $ 28,689

Ratio                                     3.35          1.93          1.85           -              -           -             -
Earnings  deficiency                        -             -             -       $56,162       $48,970      $ 89,248      $ 12,207


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